Exhibit 10.4


                              TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (the "Agreement") entered into by and between GP Strategies Corporation, a Delaware corporation ("GP"), and National Patent Development Corporation, a Delaware corporation ("NPDC"), shall be effective as of , 2004. Unless otherwise defined in Article I hereof, capitalized terms used herein shall have the respective meanings assigned to them in the Distribution Agreement by and between GP and NPDC (the "Distribution Agreement").

WHEREAS, NPDC desires that it and its Subsidiaries, to the extent required by applicable federal, state, local or foreign law, be included in the combined, consolidated and unitary state, local and foreign Tax Returns filed on behalf of the GP Affiliated Group;

WHEREAS, GP and NPDC and their respective Subsidiaries wish to allocate and settle among themselves in an equitable manner the consolidated federal income Tax liability of the GP Affiliated Group;

WHEREAS, GP and NPDC and their respective Subsidiaries wish to allocate and settle among themselves in an equitable manner the state, local or foreign Tax liability associated with such combined, consolidated and unitary state, local and foreign Tax Returns;

WHEREAS, GP and NPDC have entered into the Distribution Agreement, providing for the separation of the NPDC Group from the GP Affiliated Group;

WHEREAS, pursuant to the terms of the Distribution Agreement, GP will contribute all of the NPDC Assets to NPDC and will cause NPDC to assume the NPDC Liabilities;

WHEREAS, for federal income Tax purposes, it is intended that the Corporate Restructuring Transactions and Distribution constitute a tax-free reorganization under the provisions of Sections 355, 361, and 368 of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, at the end of the day on which the Distribution occurs, the taxable year of NPDC and its Subsidiaries shall close for U.S. federal income Tax purposes;

WHEREAS, it is appropriate and desirable for GP and NPDC and their respective Subsidiaries to set forth the principles and responsibilities of the parties to this Agreement regarding future Adjustments with respect to Taxes, Tax Proceedings and other related Tax matters.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

1.1. Adjustment shall mean the increase or decrease in a Tax, determined on an

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issue-by-issue or transaction-by-transaction basis, as appropriate, resulting from an adjustment made or proposed by a Governmental Authority with respect to any amount reflected or required to be reflected on any Tax Return relating to such Tax.

1.2. Agreement shall have the meaning set forth in the first paragraph hereof.

1.3. Allocated Taxable Income (Loss) shall mean, with respect to the NPDC Group and the GP Group, the amount equal to (i) such Group's contribution to the gross income of the GP Affiliated Group, net of (ii) the aggregate of all losses, deductions and other Tax attributes of such Group to the extent the same may be used by any member of the GP Affiliated Group. For purposes of the federal alternative minimum Tax ("AMT"), Allocated Taxable Income (Loss) shall mean, with respect to the NPDC Group and the GP Group, the amount equal to (i) such Group's contribution to the gross income for AMT purposes of the GP Affiliated Group, net of (ii) the aggregate of all losses, deductions and other Tax attributes for AMT purposes of such Group to the extent the same may be used by any member of the GP Affiliated Group. In the case of any state or local combined, consolidated, or unitary income or franchise Taxes which are required to be reported on a Joint Return, the amount of Allocated Taxable Income (Loss) of the NPDC Group and the GP Group shall be equal to the product of such Group's income (loss) and the apportionment factors (property, payroll, sales), calculated on a consolidated basis, unless such amount is determined pursuant to another allocation method that is agreed with or mandated by a specific jurisdiction. For purposes of the preceding sentence, the apportionment factors shall be determined for each taxable period. In the case of any federal income Tax, AMT, or state or local combined, consolidated or unitary income or franchise Taxes which are required to be reported on a Joint Return, the Allocated Taxable Income (Loss) of the GP Group shall include any income or loss that cannot be attributed to any one of the Groups under this Agreement, except as otherwise provided herein or in the Distribution Agreement.

1.4. AMT shall have the meaning set forth in the definition of Allocated Taxable Income (Loss).

1.5. AMT NOL shall have the meaning set forth in Section 2.5(b) hereof.

1.6. AMTI shall have the meaning set forth in Section 2.5(a) hereof.

1.7. AMTL shall have the meaning set forth in Section 2.5(a) hereof.

1.8. Code shall have the meaning set forth in the recitals hereto.

1.9. Combined Return shall mean any combined, consolidated or unitary state or local income or franchise Tax Return.

1.10. Controlling Party shall mean GP or any other member of the GP Group or NPDC or any other member of the NPDC Group, as the case may be, that filed or, if no such Tax Return has been filed, was required to file, a Tax Return that is the subject of any Tax Proceeding, or any successor and/or assign of any of the foregoing; provided, however, that (i) in the case of any GP Affiliated Group federal consolidated income Tax Return or Combined Return or Non-Income Tax Return that is a Joint Return for a Pre-Distribution Taxable Period, GP shall be the Controlling Party; and (ii) in the case of a Separate Return filed or

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required to be filed by any member of the NPDC Group, NPDC shall be the
Controlling Party.

1.11. Designated Rate shall mean the underpayment rate as defined in Section 6621 of the Code.

1.12. Disputed Adjustment has the meaning set forth in Section 9.6(b) hereof.

1.13. Distribution Agreement shall have the meaning set forth in the first paragraph hereof.

1.14. DIT shall mean any "deferred intercompany transaction" or "intercompany transaction" within the meaning of Section 1.1502-13 of the Regulations (or any predecessor or successor provision thereto), and for purposes of this agreement shall include any excess loss account within the meaning of Section 1.1502-19 of the Regulations (or any predecessor or successor provision thereto).

1.15. Effective Date shall mean , 2004.

1.16. Federal CNOL shall have the meaning set forth in Section 2.2(b) hereof.

1.17. Final Determination means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or as to which a determination not to appeal has been made; (ii) a closing agreement made under Section 7121 of the Code or any comparable foreign, state, local or other Tax statute; (iii) a final disposition by any Governmental Authority of a claim for refund with respect to which no further legal or administrative remedies are being sought; or (iv) any other written agreement relating to an Adjustment between any Governmental Authority and any Controlling Party the execution of which is final and prohibits such Governmental Authority or the Controlling Party from seeking any further legal or administrative remedies with respect to such Adjustment.

1.18. Governmental Authority shall have the meaning set forth in the definition of Tax.

1.19. GP shall have the meaning set forth in the first paragraph hereof.

1.20 GP Affiliated Group shall mean (i) the affiliated group, within the meaning of Section 1504(a) of the Code, consisting of GP and its Subsidiaries, (ii) any combined, consolidated or unitary group for state, local or foreign Tax purposes that includes GP or any of its Subsidiaries and (iii) for any taxable period, any Legal Entity that files Joint Returns for such taxable period.

1.20. Group shall mean the NPDC Group or the GP Group.

1.21 Independent Third Party means a nationally recognized law firm or nationally recognized accounting firms.

1.22. Interested Party shall mean GP or any other member of the GP Group or NPDC or any other member of the NPDC Group (including any successor and/or assign of

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any of each of the foregoing), as the case may be, to the extent (a) such person is not the Controlling Party with respect to a Tax Proceeding; and (b) such person (i) may be liable for, or required to make, any indemnity payment, reimbursement or other payment pursuant to the provisions of this Agreement, or required to make a payment of any Tax, with respect to such Tax Proceeding; or
(ii) may be entitled to receive any indemnity payment, reimbursement or other payment pursuant to the provisions of this Agreement, or be entitled to receive a Refund, with respect to such Tax Proceeding; provided, however, that in no event shall a member of either the NPDC Group or the GP Group, as the case may be, be an Interested Party in a Tax Proceeding in which another member of its Group is the Controlling Party with respect to the Tax Proceeding. For the avoidance of doubt, (i) in no event shall GP or a member of the GP Group be an Interested Party with respect to any Tax Proceeding relating to NPDC or a member of the NPDC Group with respect to a Post-Distribution Taxable Period and (ii) in no event shall NPDC or a member of the NPDC Group be an Interested Party with respect to any Tax Proceeding relating to GP or a member of the GP Group with respect to a Post-Distribution Taxable Period.

1.23. Interested Party Notice shall have the meaning set forth in Section 9.6(b) hereof.

1.24. Joint Return shall mean any Tax Return that includes information related to at least two Legal Entities of which one Legal Entity is a member of the GP Group and the other Legal Entity is a member of the NPDC Group.

1.25. Legal Entity shall mean a corporation, partnership, limited liability company or other entity under state or other applicable organizational law.

1.26. Losses shall mean costs, expenses, fees, liabilities, obligations and losses.

1.27. Non-Income Taxes shall mean all Taxes other than any Tax which is based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, gross receipts, value added or minimum Tax) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (i) hereof. For the avoidance of doubt, Non-Income Taxes shall include, but not be limited to, business and occupation, sales, use, ad valorem property, real property gains, real or personal property, intangibles, transfer, or similar Taxes.

1.28. NPDC shall have the meaning set forth in the first paragraph hereof.

1.29. Post-Distribution Taxable Period shall mean (i) a taxable period that begins after the Distribution Date and (ii) the portion beginning after the Distribution Date of any taxable period that includes (but does not end) on the Distribution Date.

1.30. Pre-Distribution Taxable Period shall mean (i) a taxable period or portion thereof that ends on or prior to the close of the Distribution Date and (ii) the portion ending at the close of the Distribution Date of any taxable period that includes (but does not end) on the Distribution Date.


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1.31. Refund shall mean any refund of Taxes, including any reduction in liability for such Taxes by means of a credit, offset or otherwise.

1.32. Regulations shall mean the Treasury Regulations promulgated under the Code.

1.33. Separate Return shall mean any Tax Return that is not a Joint Return.

1.34. State, Local or Foreign CNOL shall have the meaning set forth in Section 2.3(b) hereof.

1.35. Subsidiary shall mean, with respect to any Legal Entity, any other Legal Entity of which at least (i) 50% of the equity and (ii) 50% of the voting interests are owned, directly or indirectly, by such first Legal Entity.

1.36. Tax shall mean all forms of taxes, fees, imposts, levies or other assessments whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federation or other similar body (a "Governmental Authority"), and, without limiting the generality of the foregoing, shall include income, gross receipts, business and occupation, property, sales, use, license, excise, franchise, capital stock, employment, payroll, unemployment insurance, social security, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer tax, custom or duty or other like governmental assessment or charge of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or any other basis, together with any related interest, penalties and additions imposed by any Governmental Authority.

1.37. Tax Item shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes (including Non-Income Taxes) paid or payable, including an adjustment under Code
Section 481 resulting from a change in accounting method.

1.38. Tax Proceeding shall mean any Tax audit, examination, controversy or litigation with or against any Governmental Authority.

1.39 Tax Return shall mean any report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return, declaration, or estimated Tax return, in connection with the determination, assessment, collection or administration of any Tax.

1.40. Ultimate Determination has the meaning set forth in Section 9.7(b)(ii) hereof.

2. Tax Sharing with respect to Pre-Distribution Taxable Periods.

2.1. General. Except as otherwise provided herein, in determining a party's liability and/or obligation to make, or the right to receive, any indemnity payment, reimbursement or other payment in respect of any Tax under this

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Agreement, any taxable period or portion of a taxable period that includes the
Distribution Date shall be deemed to include and end on the Distribution Date, and no party shall have any liability and/or obligation to make, or right to receive any indemnity payment, reimbursement or other payment in respect of any Tax under this Agreement with respect to any Post-Distribution Taxable Period.

2.2. Federal Income Taxes (other than AMT).

(a) Consolidated Federal Taxable Income. If the GP Affiliated Group has consolidated federal taxable income for a Pre-Distribution Taxable Period, then
(i) if the NPDC Group has Allocated Taxable Income, NPDC shall pay GP the federal income Tax on the NPDC Group's Allocated Taxable Income for the taxable period; and (ii) if the NPDC Group has an Allocated Taxable Loss for the taxable period, GP shall pay NPDC the amount by which the GP Affiliated Group's federal income Tax is reduced for the taxable period by reason of the NPDC Group's Allocated Taxable Loss.

(b) Consolidated Federal Net Operating Loss. If the GP Affiliated Group has a consolidated net operating loss for federal income tax purposes for a Pre-Distribution Taxable Period ("Federal CNOL"), then (i) if the GP Group and the NPDC Group both have Allocated Taxable Losses, the federal income Refund or other Tax benefit arising from the Federal CNOL shall be shared between the GP Group and the NPDC Group in proportion to their respective Allocated Taxable Losses for the taxable period as described in Section 2.2(c) hereof; (ii) if the NPDC Group has an Allocated Taxable Loss and the GP Group has Allocated Taxable Income, then GP shall pay NPDC the amount by which the GP Affiliated Group's federal income Taxes for the taxable period are reduced by reason of the NPDC Group's Allocated Taxable Loss and the federal income Refund or other Tax benefit arising from the Federal CNOL shall be allocated to the NPDC Group; and
(iii) if the NPDC Group has Allocated Taxable Income and the GP Group has an Allocated Taxable Loss, then NPDC shall pay GP the amount by which the GP Affiliated Group's federal income Taxes for the taxable period are reduced by reason of the GP Group's Allocated Taxable Loss and the federal income Refund or other Tax benefit arising from the Federal CNOL shall be allocated to the GP Group.

(c) If Section 2.2(b)(i) applies (i.e., both the GP Group and the NPDC Group have Allocated Taxable Losses), then GP shall first carry back the Federal CNOL to the extent permitted by law, and then carry forward such Federal CNOL to any Pre-Distribution Taxable Period. Such carryback or carryforward, as the case may be, shall be treated as applied (i) for each applicable taxable period in proportion to the respective Allocated Taxable Losses of each Group for the taxable period of the Federal CNOL and (ii) beginning with the earliest taxable period permitted by applicable law. To the extent GP obtains a Refund or other Tax benefit arising from such carryback or carryforward, GP shall compensate the NPDC Group for the Refund or other Tax benefit received in an amount which is proportionate to such Group's Allocated Taxable Loss included in the Federal CNOL so applied with payment made within ten (10) days of GP's receipt of such Refund or within ten (10) days of GP's filing the Tax Return with respect to which it claims such other Tax benefit, whichever is earlier. For the avoidance of doubt, if GP obtains no Refund or other Tax benefit with respect to a Federal CNOL described in this paragraph, GP shall make no payment to NPDC in respect of the NPDC Group's Allocated Taxable Loss for the taxable period of the CNOL but shall allocate any Tax attribute attributable to such Allocated Taxable Loss to the NPDC Group pursuant to Section 4 hereof.


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2.3. Consolidated State, Local and Foreign Taxes. With respect to a Joint Return for a state, local or foreign jurisdiction:

(a) If the GP Affiliated Group has combined, consolidated or unitary taxable income in such jurisdiction for a Pre-Distribution Taxable Period, then (i) if the NPDC Group has Allocated Taxable Income, NPDC shall pay GP the Tax on the NPDC Group's Allocated Taxable Income for the taxable period; and (ii) if the NPDC Group has an Allocated Taxable Loss for the taxable period, GP shall pay NPDC the amount by which the GP Affiliated Group's Tax is reduced for the taxable period in such jurisdiction by reason of the NPDC Group's Allocated Taxable Loss.

(b) If the GP Affiliated Group has a consolidated, combined or unitary net operating loss in a jurisdiction for a Pre-Distribution Taxable Period ("State, Local or Foreign CNOL"), then (i) if the GP Group and the NPDC Group both have Allocated Taxable Losses, the Refund or other Tax benefit arising from the State, Local or Foreign CNOL shall be shared between the GP Group and the NPDC Group in proportion to their respective Allocated Taxable Losses for the taxable period as described in Section 3.3(c) hereof; (ii) if the NPDC Group has an Allocated Taxable Loss and the GP Group has Allocated Taxable Income, then GP shall pay NPDC the amount by which the GP Affiliated Group's Taxes for the taxable period in such jurisdiction are reduced by reason of the NPDC Group's Allocated Taxable Loss and the Refund or other Tax benefit arising from the State, Local or Foreign CNOL shall be allocated to the NPDC Group; and (iii) if the NPDC Group has Allocated Taxable Income and the GP Group has an Allocated Taxable Loss, then NPDC shall pay GP the amount by which the GP Affiliated Group's Taxes for the taxable period in such jurisdiction are reduced by reason of the GP Group's Allocated Taxable Loss and the Refund or other Tax benefit arising from the State, Local or Foreign CNOL shall be allocated to the GP Group.

(c) If Section 2.3(b)(i) applies (i.e., both the GP Group and the NPDC Group have Allocated Taxable Losses), then GP shall first carry back the State, Local or Foreign CNOL to the extent permitted by law, and then carry forward the State, Local or Foreign CNOL to any Pre-Distribution Taxable Period. Such carryback or carryforward, as the case may be, shall be treated as applied (i) for each applicable taxable period in proportion to the respective Allocated Taxable Losses of each Group for the taxable period of the State, Local or Foreign CNOL and (ii) beginning with the earliest taxable period permitted by applicable law. To the extent GP obtains a Refund or other Tax benefit arising from such carryback or carryforward, GP shall compensate the NPDC Group for the Refund or other Tax benefit received in an amount which is proportionate to such Group's Allocated Taxable Loss included in the State, Local or Foreign CNOL so applied with payment made within ten (10) days of GP's receipt of such Refund or within ten (10) days of GP's filing the Tax Return with respect to which it claims such other Tax benefit, whichever is earlier. For the avoidance of doubt, if GP obtains no Refund or other Tax benefit with respect to a State, Local or Foreign CNOL described in this paragraph, GP shall make no payment to NPDC in respect of the NPDC Group's Allocated Taxable Loss for the taxable period of the CNOL but shall allocate any Tax attribute attributable to such Allocated Taxable Loss to the NPDC Group pursuant to Section 4 hereof.

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2.4  Consolidated Tax Credits.

(a) General. Except as set forth in Sections 2.4(b) and Section 2.5 hereof, Tax credits will be allocated to each of the NPDC Group and the GP Group contributing to the credit on a pro rata basis in an amount equal to such Group's contribution to each consolidated Tax credit determined to be available to the GP Affiliated Group for each taxable period, except to the extent that the Code or Regulations require a different allocation. The contribution of the NPDC Group and the GP Group to each consolidated Tax credit generally will be determined without regard to the amount of Tax credit that would have been allowed if a Separate Return had been filed. Any Tax credit allocated to the NPDC Group or the GP Group under Section 2.4 or 2.5 hereof shall be taken into account in determining the amount of any payment to be made by the NPDC Group or the GP Group, as the case may be, under Section 2 or Section 3 hereof.

(b) Foreign Tax Credit. The contribution of a Group to the consolidated foreign Tax credit with respect to income in each of the foreign Tax credit separate limitation categories (as set forth in Section 904(d) of the Code and the Regulations thereunder, and hereinafter referred to as "baskets") for a taxable year will be determined separately, in the following manner, except to the extent that the Code or Regulations require a different allocation. If the GP Affiliated Group has an excess foreign Tax credit limitation for a particular basket, a Group that incurs foreign income Taxes with respect to that basket will be allocated a share of the GP Affiliated Group's foreign Tax credit for that basket equal to its contribution to the foreign Taxes taken as a credit for the year without regard to the proportion of the Group's contribution to the income in that basket. If, however, the GP Affiliated Group has an excess foreign Tax credit for a particular basket (i.e., not all foreign income Taxes for that basket are allowed as a consolidated foreign Tax credit in that taxable year or the immediately preceding two taxable years), the amount of the GP Affiliated Group's foreign Tax credit with respect to that basket to be allocated to a Group shall be limited to the proportion that such Group's contribution to foreign income Taxes available for credit with respect to that basket bears to both Groups' contributions to foreign income Taxes available for credit for that basket, multiplied by the foreign Tax credit actually allowed for that basket.

2.5  Alternative Minimum Tax.

(a) If the GP Affiliated Group has a consolidated federal alternative minimum tax ("AMT") liability for a Pre-Distribution Taxable Period, then (i) if the NPDC Group has Allocated Taxable Income for AMT purposes ("AMTI"), NPDC shall pay GP the federal AMT on the NPDC Group's AMTI for the taxable period; and (ii) if the NPDC Group has an Allocated Taxable Loss for AMT purposes ("AMTL") for the taxable period, GP shall pay NPDC the amount by which the GP Affiliated Group's federal AMT is reduced for the taxable period by reason of the NPDC Group's AMTL.

(b) If the GP Affiliated Group has a net operating loss for consolidated federal AMT purposes ("AMT NOL") for a Pre-Distribution Taxable Period, then (i) if the GP Group and the NPDC Group both have AMTLs, the federal AMT refund or other Tax benefit arising from the AMT NOL shall be shared between the GP Group and the

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NPDC Group in proportion to their respective AMTLs for the taxable period; (ii)
if the NPDC Group has an AMTL and the GP Group has AMTI, then GP shall pay NPDC the amount, if any, by which the GP Affiliated Group's federal AMT for the taxable period is reduced by reason of the NPDC Group's AMTL and the federal AMT refund or other Tax benefit arising from the AMT NOL shall be allocated to the NPDC Group; and (iii) if the NPDC Group has AMTI and the GP Group has an AMTL, then NPDC shall pay GP the amount, if any, by which the GP Affiliated Group's consolidated federal AMT for the taxable period is reduced by reason of the GP Group's AMTL and the federal AMT refund or other Tax benefit arising from the AMT NOL shall be allocated to the GP Group.

(c) Any Tax benefit arising from the utilization of a consolidated federal AMT credit by the GP Affiliated Group will be allocated to the Group that paid (or was responsible under this Agreement for) the AMT that generated such AMT credit. The AMT credit will be treated as used on a "FIFO" basis.

(d) The principles set forth in Sections 2.5(a) through 2.5(c) shall apply, mutatis mutandis, with respect to any Joint Return for a state, local or foreign jurisdiction that imposes an AMT, unless otherwise agreed with or mandated by a specific jurisdiction.

2.6 Non-Income Taxes. In the case of any Joint Return for a Pre-Distribution Taxable Period with respect to any Non-Income Tax, each Group included in the Joint Return shall be liable for the Non-Income Tax attributable to the NPDC Business or the GP Business, as the case may be. In the event that the portion of the Non-Income Tax attributable to a particular Group's Business cannot be determined for a Non-Income Tax Return that is a Joint Return, then the Tax shall be allocated to the GP Group.

2.7 Certain Tax Items for NPDC Group's Account. Any Tax Item resulting from, arising out of, relating to, in the nature of or caused by any asset or other interest related to the NPDC Business shall be for the account of the NPDC Group as provided hereunder.

2.8 Certain Items for GP Group's Account. Any Tax Item resulting from, arising out of, relating to, in the nature of or caused by any asset or other interest related to the GP Business shall be for the account of the GP Group as provided hereunder. Without limitation, and for the avoidance of any doubt, except as provided in the Distribution Agreement, Tax Items arising out of or relating to all income, gains and DITs that are required to be taken into account by the GP Affiliated Group as a result of or in connection with the Corporate Restructuring or the Distribution shall be for the account of the GP Group.

3. Tax Sharing Payments.

3.1. Agent for Payment. Any Tax sharing payment, Refund, indemnity, reimbursement or other payment required to be made to or by the GP Group pursuant to this Agreement shall be made to or by GP as agent for the GP Group. Any tax sharing payment, Refund, indemnity, reimbursement or other payment required to be made to or by the NPDC Group pursuant to this Agreement shall be paid to or by NPDC as agent for the NPDC Group.


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3.2. Joint and Several Liability. Every member of the NPDC Group shall be jointly and severally liable for all obligations of any member of the NPDC Group arising under this Agreement; and every member of the GP Group shall be jointly and severally liable for all obligations of any member of the GP Group arising under this Agreement.

3.3. Time of Payment. Payments required pursuant to Sections 2 hereof shall be made on an estimated basis no later than the fifth day after the date an estimated Tax payment is due (including extensions). A true-up payment shall be made no later than sixty (60) days after the date that the Tax Return for the taxable period is due (including extensions).

4. Apportionment of Tax Attributes. GP shall provide to the NPDC Group (a) no later than forty five (45) days prior to the due date (including extensions) for filing the federal income Tax Return of the GP Affiliated Group for the taxable period that includes the Distribution Date, a schedule setting forth an estimate of all federal, state, or local consolidated or combined losses, credits and other Tax attributes allocable to the NPDC Group for Post-Distribution Taxable Periods, and (b) no later than ninety (90) days after the due date (including extensions) for filing the relevant federal income Tax Return, a final copy of such schedule. If, within sixty (60) days of receiving the final schedule described in the preceding sentence, NPDC provides written notice to GP that it disagrees with any item reflected on such schedule, the parties shall, in good faith, confer with each other to resolve any such disagreement. If, within thirty (30) days of the receipt by GP of the notice from NPDC described in the preceding sentence, any disputed items remain unresolved, the parties shall retain an Independent Third Party to resolve such dispute in a manner consistent with the principles of Section 9.7. The allocation of Tax attributes set forth in such final schedule shall be binding on the NPDC Group and the GP Group and, except as otherwise required pursuant to a Final Determination, neither GP nor NPDC (or any other member of the GP Group or the NPDC Group) shall take a position on any Return for a Post-Distribution Taxable Period that is inconsistent with the information contained in such schedule. NPDC shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for Post-Distribution Taxable Periods so as to take into account, to the extent permitted by applicable law, any Tax attribute apportioned to NPDC or any member of the NPDC Group hereunder.

5. Carrybacks. Except to the extent otherwise consented to by GP or prohibited by applicable law, the NPDC Group shall relinquish, waive or otherwise forego all carrybacks of a Tax attribute (including, without limitation, a net operating loss, a net capital loss or a Tax credit) by a member of the NPDC Group from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period.

6. Adjustments.

6.1. General. In the event of any redetermination of the consolidated federal income Tax liability of the GP Affiliated Group for any taxable period (or of a Tax liability with respect to any Joint Return for any taxable period) as the result of a Tax Proceeding by the IRS (or the relevant state, local or foreign Governmental Authority), a claim for Refund or otherwise, the GP Group's and the NPDC Group's respective shares of the Taxes of the GP Affiliated Group pursuant

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to this Agreement shall be recomputed for such taxable period and any prior and subsequent taxable periods to take into account such redetermination, and payments due pursuant to Sections 2 hereof shall be appropriately adjusted.

6.2. Special Rules for Combined Returns. In the event of a redetermination of an income Tax liability reflected on a Combined Return that is a Joint Return for any taxable period that results from an adjustment to one or more apportionment factors (whether arising from an adjustment to the factors of a single Group or more than one Group), the liability of all Groups shall be recalculated using the revised apportionment factors (property, payroll, sales), calculated on a consolidated basis, and Tax sharing payments with respect to such Combined Return shall be appropriately adjusted.

6.3. Payment. Any additional Tax owed by any party to a Governmental Authority pursuant to a Final Determination shall be paid directly to and within the time prescribed by the Governmental Authority. Any payment by GP to NPDC or by NPDC to GP, as the case may be, required as a result of any adjustment made to any tax sharing payment under this Article 6 shall be paid within thirty (30) days after receipt of a written notice from the party that is entitled to receive a payment hereunder; such notice to be issued as soon as practicable after payment to a Governmental Authority was made in accordance with the preceding sentence. Notwithstanding the foregoing, any party receiving a Refund to which another party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled (plus any interest thereon received with respect thereto from the applicable Governmental Authority) within ten (10) days after the receipt of the Refund. Any indemnity payment, reimbursement or other payment made to a party pursuant to this Agreement shall, unless otherwise requested by such party, be made by wire transfer of immediately available funds to such bank and/or other account of such party as it shall direct.

6.4. Characterization of Payment. For all Tax purposes, except as otherwise mandated by applicable law, the parties hereto agree to treat, and to cause their respective affiliates to treat (a) any payments that have arisen or will arise under this Agreement for a taxable period beginning on or before and ending after the Distribution Date and will not have become fixed and ascertainable until after the Distribution as occurring immediately before the Distribution; (b) any payment to a party required by this Agreement as either a contribution by GP to NPDC or a distribution by NPDC to GP, as the case may be, occurring immediately prior to the Distribution; (c) any payment of interest (or non-federal income Taxes) by the IRS (or the relevant state, local or foreign Governmental Authority) as taxable to the party entitled under this Agreement to retain such payment; and (d) any payment of interest (or non-federal income Taxes) to the IRS (or the relevant state, local or foreign Governmental Authority) as deductible to the party required under this Agreement to make such payment; provided, however, that in the event it is determined as a result of a Final Determination that any such treatment described in this Section is not permissible, the payment in question shall be adjusted to place the parties in the same after-tax position they would have enjoyed absent such Final Determination.

7. Interest on Unpaid Amounts. In the event that any party fails to pay any amount owed to another party pursuant to this Agreement on the date when due, interest shall accrue on any unpaid amount, from the due date until the date when such amounts are fully paid, at the Designated Rate in effect during that time.

8. Indemnification.

8.1. By the GP Group. From and after the Effective Date, a member of the GP Group shall indemnify and hold harmless any NPDC Indemnitee from and against (a) any Taxes with respect to a Pre-Distribution Taxable Period which such member of the GP Group is required to pay to a Governmental Authority or in respect of which the GP Group is required to make a payment to NPDC; and (b) any Losses incurred by any NPDC Indemnitee by reason of a breach by any member of the GP Group of its obligations or covenants hereunder. Any indemnity payment required to be made pursuant to this section shall be net of any amount which the GP Group is entitled to receive from the NPDC Group pursuant to this Agreement.

8.2. By the NPDC Group. From and after the Effective Date, a member of the NPDC Group shall indemnify and hold harmless each GP Indemnitee from and against (a) any Taxes with respect to a Pre-Distribution Taxable Period which such member of the NPDC Group is required to pay to a Governmental Authority or in respect of which the NPDC Group is required to make a payment to the GP Group; and (b) any Losses incurred by any GP Indemnitee by reason of a breach by any member of the NPDC Group of its obligations or covenants hereunder. Any indemnity payment required to be made pursuant to this section shall be net of any amount which the NPDC Group is entitled to receive from the GP Group pursuant to this Agreement.

9. Tax Proceedings.

9.1 Control of Tax Proceedings. The Controlling Party of any Tax Proceeding shall control all aspects of such Tax Proceeding, including, but not limited to, executing waivers requested by a Governmental Authority extending the relevant statute of limitations pursuant to which a Tax Proceeding may be commenced and/or concluded.

9.2 Notification. The Controlling Party shall notify all Interested Parties within ten (10) days of (a) the commencement of, or intention to commence, any Tax Proceeding pursuant to which such Interested Parties may be required to make or entitled to receive an indemnity payment, reimbursement or other payment under this Agreement, or required to make a payment of any Tax or be entitled to receive a Refund; and (b) as required and specified in Section 9.6(a) hereof, any Final Determination made with respect to any Tax Proceeding pursuant to which such Interested Parties may be required to make or entitled to receive any indemnity payment, reimbursement or other payment under this Agreement, or required to make a payment of any Tax or be entitled to receive a Refund. The failure of a Controlling Party to timely notify any Interested Party as specified in the preceding sentence shall not relieve any such Interested Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party was prejudiced by such failure, and in no event shall such failure relieve the Interested Party from any other liability or obligation which it may have to such Controlling Party.

9.3 Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Adjustment that is proposed or made in a Tax Proceeding without obtaining the prior consent of any Interested Party, except to the extent that (a) the Controlling Party and the Interested Party or Parties have agreed in writing to assign or transfer control of a Tax Proceeding to a party other than the Controlling Party; and (b) such assignment or transfer of control of a Tax Proceeding is not prohibited by applicable law; provided, however, that unless waived by the parties in writing, the Controlling Party shall, in connection with any proposed or assessed Adjustment in a Tax Proceeding for which an Interested Party may be required to make or entitled to receive an indemnity payment, reimbursement or other payment under this Agreement, or required to make a payment of any Tax or be entitled to receive a Refund (i) keep all such Interested Parties informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party; and (ii) provide all such Interested Parties with copies of any correspondence or filings submitted to any Governmental Authority or judicial authority, in each case in connection with any contest, litigation, compromise or settlement relating to any such Adjustment in a Tax Proceeding. The failure of a Controlling Party to take any action as specified in the preceding sentence with respect to an Interested Party shall not relieve any such Interested Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party was prejudiced by such failure, and in no event shall such failure relieve the Interested Party from any other liability or obligation which it may have to such Controlling Party.

9.4 Conduct of Tax Proceedings. Promptly after the Controlling Party provides the notification described in Section 9.2 hereof, the Controlling Party shall arrange for a meeting or conference call with the Interested Parties to plan for the management of a Tax Proceeding. The Controlling Party and the Interested Party shall in good faith provide such information to each other as may be necessary or useful with respect to a Tax Proceeding involving any federal, state or local Tax, in a timely manner and consistent with the Controlling Party's request and the provisions of Section 9 hereof. The Controlling Party shall not unreasonably reject any suggestions made by an Interested Party with respect to any such Tax Proceeding and shall act in good faith as if it were the only party in interest. The costs of any Tax Proceeding shall be borne in accordance with Section 15 hereof; provided, however, that an Interested Party shall bear (x) any costs related to such Interested Party's attendance at any meeting with a Governmental Authority or hearing or proceeding before any judicial authority pursuant to Section 9.5 hereof, and (y) the costs of any legal or other representatives retained by such Interested Party in connection with any Tax Proceeding that is subject to the provisions of this Agreement.

9.5 Tax Proceeding Participation. Unless waived by the parties in writing, the Controlling Party shall provide an Interested Party with written notice reasonably in advance of, and such Interested Party shall have the right to attend, any meetings with Governmental Authorities or before any administrative or judicial authorities in connection with a Tax Proceeding arising from any proposed or assessed Adjustment pursuant to which such Interested Party may be required to make or entitled to receive an indemnity payment, reimbursement or other payment under this Agreement, or required to make a payment of any Tax or be entitled to receive a refund of any Tax. In addition, unless waived by the parties in writing, the Controlling Party shall provide each such Interested Party with draft copies of any correspondence or filings to be submitted to any Governmental Authority or administrative or judicial authority with respect to such Adjustment for such Interested Party's review and comment. The Controlling Party shall provide such draft copies reasonably in advance of the date that they are to be submitted to the Governmental Authority or judicial authority and the Interested Party shall provide its comments, if any, with respect thereto within a reasonable time before such submission. The failure of a Controlling

Party to provide any notice, correspondence or filing as specified in this
Section 9.5 to an Interested Party shall not relieve any such Interested Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party was prejudiced by such failure, and in no event shall such failure relieve the Interested Party from any other liability or obligation which it may have to such Controlling Party.

9.6  Tax Proceeding.

(a) Notice by Controlling Party. The Controlling Party shall promptly provide written notice, sent postage prepaid by United States mail, certified, return receipt requested, to all Interested Parties in a Tax Proceeding (i) that a Final Determination has been made with respect to a Tax Proceeding conducted by any federal, state, local or foreign Governmental Authority; and (ii) enumerating the amount of the Interested Party's share of each Adjustment reflected in such Final Determination of the Tax Proceeding for which such Interested Party may be required to make or entitled to receive an indemnity payment, reimbursement or other payment under this Agreement, or required to make a payment of any Tax or be entitled to receive a Refund.

(b) Notice by Interested Party. Within ninety (90) days after an Interested Party receives the notice described in Section 9.6(a) hereof from the Controlling Party, such Interested Party shall execute a written statement giving notice to the Controlling Party (i) that the Interested Party agrees with its share of each Adjustment enumerated in the notice described in Section 9.6(a) hereof except with respect to those Adjustments (and/or its share thereof) that the Interested Party, in good faith, disagrees with and as to which it has specifically identified the Adjustment(s) (or its share(s) thereof), including the amount related to each such Adjustment or share, in a written statement to the Controlling Party (each such disagreed Adjustment (and/or share thereof) hereinafter is referred to as a "Disputed Adjustment"); and (ii) that the Interested Party waives its right to a determination by an Independent Third Party pursuant to the provisions of Section 9.7 hereof with respect to all Adjustments to which it agrees (hereinafter referred to as the "Interested Party Notice"). The failure of an Interested Party to provide the notice described in this Section 9.6(b) to the Controlling Party within the ninety (90) day period specified shall be deemed to indicate that such Interested Party agrees with its share of all the Adjustments identified in the notice described in Section 9.6(a) hereof and that such Interested Party waives its right to a determination by an Independent Third Party with respect to all the Adjustments (and its share thereof) pursuant to Section 9.7 hereof.

(c) Good Faith Resolution. During the ninety (90) day period immediately following the Controlling Party's receipt of the Interested Party Notice described in Section 9.6(b) above, the Controlling Party and the Interested Party shall, in good faith, confer with each other to resolve any disagreement over each Disputed Adjustment specifically identified in the Interested Party Notice. At the end of the ninety (90) day period, unless otherwise extended in writing by mutual consent of the parties, the Interested Party shall be deemed to agree with all Disputed Adjustments that were specifically enumerated in the Interested Party Notice and to waive its right to a determination by an Independent Third Party pursuant to Section 9.7 hereof with respect to all such Disputed Adjustments unless, and to the extent, that at any time during such ninety (90) day (or extended) period, either the Controlling Party or the Interested Party has given the other party written notice that it is seeking or intends to seek a determination by an Independent Third Party pursuant to
Section 9.7 hereof regarding any such Disputed Adjustment.

9.7  Dispute Resolution.

(a) Selection of Independent Third Party. In the event that either a Controlling Party or an Interested Party has given the other party written notice as required in Section 9.6(c) hereof that it is seeking a determination by an Independent Third Party pursuant to this Section 9.7 with respect to any Disputed Adjustment identified in an Interested Party Notice, then the parties shall, within ten (10) days after a party has received such notice, jointly select an Independent Third Party to make such determination. In the event that the parties cannot jointly agree on an Independent Third Party to make such determination within such ten (10) day period, then the Controlling Party and the Interested Party shall each immediately select an Independent Third Party and the Independent Third Parties so selected by the parties shall jointly select, within ten (10) days of their selection, another Independent Third Party to make such determination.

(b) Procedure for Independent Third Party. In making its determination as to the propriety of any Disputed Adjustment, the Independent Third Party selected pursuant to section 9.7(a) above shall make its determination according to the following procedure:

(i) The Independent Third Party shall first analyze each Disputed Adjustment for which a determination is sought pursuant to this Section 9.7 on a stand-alone basis to determine whether the actual outcome reached with respect to such Disputed Adjustment as reflected in the Final Determination of the Tax Proceeding was fair and appropriate taking into account the following exclusive criteria: (A) the facts relating to such Adjustment; (B) the applicable law, if any, with respect to such Adjustment; (C) the position of the applicable Governmental Authority with respect to the compromise, settlement or litigation of such Adjustment; (D) the strength of the factual and legal arguments made by the Controlling Party in reaching the outcome with respect to such Adjustment as reflected in the Final Determination of the Tax Proceeding; and (E) the strength of the factual and legal arguments being made by the Interested Party for the alternative outcome being sought by such Interested Party (including the availability of facts, information and documentation to support such alternative outcome.) Based on this analysis, the Independent Third Party shall determine what is the fair and appropriate outcome with respect to each such Disputed Adjustment.

(ii) The Independent Third Party shall then determine what is the fair and appropriate outcome (hereinafter referred to as the "Ultimate Determination") to the Interested Party with respect to each such Disputed Adjustment in the context of the entire Tax Proceeding as it relates to the Interested Party. In making this determination, the Independent Third Party shall consider the Disputed Adjustment as if it were raised in an independent audit of the Interested Party by the appropriate Governmental Authority and the Independent Third Party shall take into account and give appropriate weight in its sole discretion to the following exclusive criteria: (A) the strength of the legal and factual support for other potential, non-frivolous Adjustments with respect to matters that were actually raised and contested by the applicable Governmental Authority in the Tax Proceeding for which the Interested Party could have been liable under this Agreement but which were eliminated or reduced as a result of the Controlling Party agreeing to the Disputed Adjustment as reflected in the Final Determination of the Tax Proceeding; (B) the effect of the actual outcome reached with respect to the Disputed Adjustment on other Taxable periods and on other positions taken or proposed to be taken in Returns filed or proposed to be filed by the Interested Party; (C) the realistic possibility of avoiding examination of potential, non-frivolous issues for which the Interested Party could be liable under this Agreement and that were contemporaneously identified by the party or parties during the course of the Tax Proceeding but which had not been raised and contested by the applicable Governmental Authority in the Tax Proceeding; and (D) the benefits to the Interested Party in reaching a Final Determination, and the strategy and rationale with respect to the Interested Party's Disputed Adjustment that the Controlling Party had for agreeing to such Disputed Adjustment in reaching the Final Determination, in each case that were contemporaneously identified by the party or parties during the course of the Tax Proceeding.

(c) Determination or Notice by Independent Third Party. Any determination made or notice given by an Independent Third Party pursuant to this Section 9.7 shall be (i) in writing; (ii) made within sixty (60) days following the selection of the Independent Third Party as set forth in Section 9.7(a) of this Agreement unless such period is otherwise extended by mutual consent of the parties; and
(iii) final and binding upon the parties. The costs of any Independent Third Party retained pursuant to this Section 9.7 shall be shared equally by the parties. The Controlling Party and the Interested Party shall promptly provide the Independent Third Party, jointly selected pursuant to Section 9.7(a) hereof, with such information or documentation as may be appropriate or necessary in order to enable such Independent Third Party to make the determination requested of it within the specified time.

9.8 Payment. Payments required to be made following a Tax Proceeding or Final Determination shall be made in accordance with the provisions of Section 6.3 of this Agreement.

10. Tax Returns.

10.1. Tax Returns for Pre-Distribution Taxable Periods. GP, as agent for the GP Affiliated Group, shall prepare and file all consolidated federal income Tax Returns and Combined Returns that are Joint Returns for each Pre-Distribution Taxable Period and shall make any election or application or take any action in connection with any such Tax Return on behalf of the GP Affiliated Group or the group filing a Joint Return consistent with the terms of this Agreement.

10.2. Refund Claims. If the NPDC Group or the GP Group desires to file a claim for a Refund with respect to consolidated federal income Tax Return or Combined Returns that are Joint Returns for a Pre-Distribution Taxable period, each shall prepare its own claim for Refund and a statement specifying the date on which the statute of limitations for filing the Refund claim will expire. GP will file the Refund claim as soon as practicable after all such Refund claims with respect to a particular Pre-Distribution Taxable Period have been prepared but in no event later than forty-five (45) days after the first such Refund claim is prepared. GP will take any other appropriate action at the request of NPDC necessary to secure the Refund.

10.3. Separate Returns. Each Group shall be responsible for preparing and filing or causing to be prepared and filed each of its Separate Returns, including exemption certificates, and paying the Tax liability due with respect to such Separate Returns.

11. Cooperation, Exchange of Information. The parties shall cooperate with one another in all matters relating to Taxes. The NPDC Group shall, at its sole cost and expense, provide GP with such cooperation and information as is necessary in connection with Tax Returns and Tax Proceedings with respect to Pre-Distribution Taxable Periods. Such cooperation and information by the NPDC Group shall include (a) making available its respective knowledgeable employees during normal business hours; (b) providing the information required by the GP Affiliated Group's customary Tax and accounting practices, including questionnaires (at the times and in the format requested by GP); (c) providing complete Tax Return work papers and supporting documentation prepared in a manner that is consistent with past practice of the GP Affiliated Group; (d) maintaining such books and records and providing such information as may be necessary or useful in the filing of Joint Returns and Separate Returns; (e) retaining any powers of attorney executed on behalf of GP with respect to any Pre-Distribution Taxable Period in order to facilitate communication with Governmental Authorities; and (f) executing any documents and taking any actions which GP may reasonably request in connection with any Pre-Distribution Taxable Period. With respect to any Tax Return for a Pre-Distribution Taxable Period, the NPDC Group shall provide the information required hereunder no later than 120 days after the earlier of (i) the last day of such taxable period or (ii) the Distribution Date.

12. Resolution of Disputes. Any dispute concerning the calculation or basis of a determination of any payment provided for hereunder shall be resolved by the Independent Third Party selected under the principles of Section 9.7(a), whose judgment shall be conclusive and binding upon the parties, in the absence of mathematical error.

13. Binding Effect; Successors and Assigns. This Agreement shall be binding upon GP and NPDC. This Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the parties hereto. GP, NPDC, and each other party hereto may assign their right to receive payments under this Agreement but may not assign or delegate their obligations hereunder.

14. Interpretation. This Agreement is intended to calculate and allocate certain federal, state, local and foreign Tax liabilities of the members of the GP Affiliated Group, the GP Group, and the NPDC Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

15. Legal and Accounting Fees. Except as otherwise provided herein, any fees or expenses for legal, accounting or other professional services rendered in connection with the preparation of a Joint Return or the conduct of any Tax Proceeding, including, without limitation, any Dispute Resolution pursuant to
Section 9.7, shall be borne by the party incurring such fees or expenses.

16. Entire Agreement; Termination; Amendments; Waiver.

16.1. This Agreement embodies the entire understanding among the parties relating to its subject matter. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

16.2. This Agreement shall apply as of the Effective Date and shall remain in effect unless the parties agree in writing to terminate this Agreement. Notwithstanding any such termination, this Agreement shall continue in effect with respect to any payment or indemnification due for all taxable periods prior to termination during which this Agreement was in effect.

16.3. This Agreement, including this provision against oral modification, shall not be amended, supplemented, modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

17. Prior Agreements. As of the Effective Date, this Agreement supersedes and terminates all prior agreements as to the allocation of Tax liabilities between the parties.

18. Code References. Any references to the Code or Regulations shall be deemed to refer to the relevant provisions of any successor statute or regulation and shall refer to such provisions as in effect from time to time.

19. Notices. All notices or other communications under this Agreement shall be in writing (including telecopy communication) and shall be mailed, telecopied or delivered:

         If to GP, at:         GP Strategies Corporation
                               777 Westchester Avenue
                               White Plains, NY  10604
                               Attention:  Andrea Kantor
                               Fax: (914) 249-9745

         If to NPDC, at:       National Patent Development Corporation
                               777 Westchester Avenue
                               White Plains, NY  10604
                               Attention: Lydia DeSantis
                               Fax: (914) 249-9745


Any party may, by written notice to the other party, change the address to which such notices are to be given. All such notices and communications shall be effective when received.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

21. Severability. Any provision or the application of such provision hereof which is invalid, illegal or unenforceable in any jurisdiction will be ineffective only to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof. The parties will negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provisions in accordance with the parties' original intent.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

                             GP Strategies Corporation





By: ------------------------------------
Name:
Title:



                             National Patent Development Corporation




By: ------------------------------------
Name:
Title: